Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
e.Digital Corporation
San Diego, California

We consent to the incorporation by reference in the Registration Statement on Form S-8 of e.Digital Corporation of our report dated June 11, 2007 relating to our audits of the consolidated financial statements and financial statement schedules, which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern, included in and incorporated by reference in the Annual Report on Form 10-K of e.Digital Corporation for the year ended March 31, 2007.

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Santa Ana, California
September 25, 2007